EXHIBIT 99.1

Aastrom Biosciences Announces One-for-Twenty Reverse Stock Split

ANN ARBOR, Mich., October 10, 2013 - Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific expanded multicellular therapies for the treatment of severe chronic cardiovascular diseases, announced today that its board of directors has approved a one-for-twenty reverse stock split of the company’s common stock effective on October 16, 2013. The company has filed an amendment to its articles of incorporation to effect the reverse stock split, which was authorized by shareholders at Aastrom’s special meeting on October 7, 2013. Following the reverse stock split, the company expects to have approximately 4.4 million shares of common stock outstanding.

The reverse stock split is intended to increase the per share trading price of Aastrom’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ and to attract greater institutional ownership of the company’s shares. As a result of the reverse stock split, every twenty shares of the company’s common stock that were issued and outstanding immediately prior to the opening of trading on October 16, 2013, will automatically be combined into one issued and outstanding share without any change in the par value of such shares. The number of authorized but unissued shares of the company’s common stock will be proportionally reduced.

Nick Colangelo, Aastrom’s president and chief executive officer, stated, “After careful consideration, we believe that this reverse stock split will make our stock more attractive to a broader group of investors by improving our capital structure and increasing our share price to a level that reflects the underlying value of our technology platform and therapeutic programs. This action, together with our recent stock offering, amendment of our preferred stock agreement with Eastern Capital, and related initiatives, strengthens our balance sheet as we continue to advance our research programs and the clinical development of our lead product, ixmyelocel-T.”

No fractional shares of common stock will be issued as a result of the reverse stock split and shareholders of record will receive cash in lieu of fractional shares to which they would otherwise be entitled, based upon the closing price of Aastrom’s common stock on October 15, 2013.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

Media contact:

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the offering described herein, Aastrom’s intended use of proceeds in connection with the offering, clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Registration Statement on Form S-1 described above, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.